UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 19, 2017

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Citius Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

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Nevada

(State or other jurisdiction of incorporation)

333-206903	27-3425913
(Commission File Number)	(IRS Employer Identification No.)

11 Commerce Drive, 1st Floor Cranford, NJ	07016
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (908) 967-6677

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Citius Pharmaceuticals, Inc. (the “Company”) and Mr. Leonard L. Mazur, the Company’s Secretary and the Executive Chairman of the Company’s Board of Directors (the “Board”), entered into an Amended and Restated Employment Agreement on October 19, 2017 (the “Employment Agreement”).

Compensation and Benefits. In exchange for his services with the Company, Mr. Mazur will receive an annual salary of $250,000 and will be eligible for an annual bonus of up to fifty percent (50%) of his annual salary. Mr. Mazur’s bonus will be based on his attainment of certain financial, clinical development and business milestones as established annually by the Board. Mr. Mazur will also be entitled to participate in any benefit plans that the Company may from time to time establish and have in effect for all or most of its senior executives.

Term and Termination. The Employment Agreement has a three-year initial term ending on October 19, 2020 that will automatically renew for additional one-year terms unless terminated by the Company or by Mr. Mazur. If the Company terminates Mr. Mazur’s employment for Cause, Mr. Mazur will be entitled to receive only the accrued compensation due to him as of the date of such termination. If Mr. Mazur resigns without Good Reason, he will be entitled only to payment of his accrued compensation as of such date. If the Company terminates Mr. Mazur’s employment due to his Disability, he will continue to receive his full salary, subject to certain adjustments that may apply, for up to ninety (90) consecutive days or one hundred eighty (180) days in the aggregate during any consecutive twelve (12) month period.

If the Company terminates Mr. Mazur’s employment without Cause or Mr. Mazur resigns for Good Reason, then conditioned upon Mr. Mazur executing a release following such termination, Mr. Mazur will continue to receive his annual salary and certain benefits for a period of twelve (12) months following the effective date of the termination of his employment. In addition, the portion of Mr. Mazur’s unvested options to purchase shares of the Company’s common stock that would have vested at the next immediate vesting event following his termination date will vest and become immediately exercisable upon his termination date. In the event Mr. Mazur is terminated under either of these circumstances within ninety (90) days prior to a Change of Control or within two (2) years following a Change of Control, Mr. Mazur will receive a lump sum payment for eighteen (18) months salary, continue to receive benefits for a period of eighteen (18) months, and all of Mr. Mazur’s unvested Company stock options will vest and become immediately exercisable.

Appointment to Board of Directors. In connection with Mr. Mazur’s employment, the Company agrees to use its best efforts to cause Mr. Mazur to be elected as a member of the Board and to include him in management’s slate of nominees for election to the Board at every stockholders meeting during the term of the Employment Agreement at which Mr. Mazur’s term as a director would otherwise expire. In addition, Mr. Mazur agrees to accept election, and to serve during the term of the Employment Agreement, as a member of the Board without any compensation therefore other than as specified in the Employment Agreement.

The description of the Employment Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, which is incorporated by reference herein and will be filed as an exhibit to the Company’s Form 10-K for the fiscal year ended September 30, 2017. Capitalized terms appearing above and not otherwise defined have the meaning set forth in the Employment Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITIUS PHARMACEUTICALS, INC.

Date: October 24, 2017	By:	/s/ Myron Holubiak
Myron Holubiak President and Chief Executive Officer